Prospectus Supplement to Prospectus dated June 2, 2008	Filed pursuant to Rule 424(b)(7) Registration No. 333-151161

Star Scientific, Inc.
4,938,270 Shares of Common Stock
     This prospectus supplement amends and supplements our prospectus dated June 2, 2008, or the Prospectus. The Prospectus relates to 4,938,270 shares of our common stock that may be offered for resale by the selling stockholders named therein.
     The selling stockholders named in this prospectus supplement, or in supplements hereto, may sell all or a portion of their common stock, from time to time, in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for our common stock or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. In addition, the selling stockholders may offer the common stock from time to time through ordinary brokerage transactions on the NASDAQ Global Market. See “Plan of Distribution” in the Prospectus for additional information on the methods of sale.
     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.
     No securities are being offered or sold by us pursuant to this prospectus supplement. We will not receive any of the proceeds from the sale of these shares by the selling stockholder.
     Our common stock is traded on the NASDAQ Global Market under the symbol “CIGX”. On March 30, 2011, the last reported sale price of our common stock was $4.19 per share.
     Our principal executive offices are located at 4407 Cox Road, Suite 110, Glen Allen, Virginia 23060. Our phone number is (804) 527-1970.
     Investing in the offered securities involves risks. See “Risk Factors” beginning on page 1 of the Prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is March 31, 2011

SELLING STOCKHOLDERS
     The table below supplements or amends the selling stockholders table contained on page 2 of the Prospectus dated June 2, 2008. Where the name of a selling stockholder identified in the table below also appears in the table of the Prospectus, the information set forth in the table below regarding the selling stockholder supersedes the information in the Prospectus. The following table provides information regarding the selling stockholders and the number of shares of common stock the selling stockholders are offering for resale.
     Unless otherwise indicated in the footnotes below, we believe that the person and entity named in the table below have sole voting and investment power with respect to all shares beneficially owned. Because a selling stockholder may offer, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by a selling stockholder upon consummation of any sales. In addition, the selling stockholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act of 1933, as amended, some or all of its common stock since the date as of which such information was provided to us. The percentage ownership data is based on 134,026,053 shares of our common stock issued and outstanding as of March 15, 2011.
     No selling stockholder has had any material relationship with us or any of our affiliates within the past three years, other than as a stockholder.
     We have prepared the table based on information given to us by, or on behalf of, the selling stockholders on or before March 30, 2011. Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements or amendments to this prospectus supplement if and when necessary.

	Shares of Common Stock				Shares Beneficially Owned
	Beneficially Owned Prior		Number of Shares		After the Offering
Name of Selling Stockholder	to the Offering(1)		Being Offered(2)		Number	Percentage (%)
Hound Partners Offshore Fund LP	1,719,135	(3)	3,834,320	(3)	—	*
Hound Partners LP	—		1,103,950		—	*

	1,719,135		4,938,270

*	Denotes less than one percent of common stock outstanding.

(1)	Includes shares of common stock issued and outstanding as of the date of this prospectus supplement and shares of common stock issuable upon exercise of common stock purchase warrants. Reflects holdings by the selling stockholders based solely on information therefrom prior to the date of this prospectus supplement. See note (3) below.

(2)	Assumes each selling stockholder sells all of the common stock being offered by this prospectus supplement. The number of shares being offered for resale by the selling stockholders includes 2,469,135 shares of common stock and 2,469,135 shares of common stock issuable upon exercise of warrants, in each case, purchased directly from our company pursuant to a private placement on May 12, 2008, or the May 12 Private Placement. Of the 2,469,135 shares of common stock purchased by the selling stockholders in the May 12 Private Placement, 1,365,185 and 1,103,950 shares of common stock were sold to Hound Partners Offshore Fund LP and Hound Partners LP, respectively. Additionally, of the 2,469,135 warrants to purchase shares of common stock purchased by the selling stockholders in the May 12 Private Placement, 1,365,185 and 1,103,950 warrants were sold to Hound Partners Offshore Fund LP and Hound Partners LP, respectively. The resale of the shares of common stock and shares of common stock issuable upon exercise of the warrants sold in the May 12 Private Placement was registered pursuant to a registration statement on Form S-3 (File No. 333-151161) of which the Prospectus forms a part. This registration statement was declared effective by the U.S. Securities and Exchange Commission on June 2, 2008.

(3)	Subsequent to the date of the Prospectus, Hound Partners Offshore Fund LP and Hound Partners LP resold: (i) the 2,469,135 shares of common stock purchased in the May 12 Private Placement and (ii) 332,501 and 417,299 shares of common stock issued to Hound Partners Offshore Fund LP and Hound Partners LP, respectively, upon exercise of warrants purchased in the May 12 Private Placement. Prior to the date of this prospectus supplement, Hound Partners LP transferred the remaining 686,451 warrants it purchased in the May 12 Private Placement to Hound Partners Offshore Fund LP.